Exhibit (d)(34)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of January 1, 2009 (“Amendment No. 1”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and SSgA Funds Management, Inc. (“SSgA” or “Adviser”).

WHEREAS, AXA Equitable and Adviser have entered into an Advisory Agreement, dated as of December 1, 2008 (“Agreement”) relating to the Portfolios identified in Appendix A hereto (collectively, the (“Portfolios”) of EQ Advisors Trust (“Trust”); and

WHEREAS, AXA Equitable and Adviser desire to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to the Portfolios and Appoint the Adviser as an investment adviser to the EQ/Intermediate Government Bond Index Portfolio and EQ/Core Bond Index Portfolio.

NOW, THEREFORE, AXA Equitable and Adviser agree to modify the Agreement as follows:

1. New Portfolios. The references to the term “Portfolio” in the Agreement shall include the EQ/Intermediate Government Bond Index Portfolio and EQ/Core Bond Index Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or an Index Allocated Portion of a Portfolio, as applicable: EQ/Large Cap Growth PLUS Portfolio, EQ/Large Cap Core PLUS Portfolio, EQ/International Core PLUS Portfolio, EQ/Mid Cap Value PLUS Portfolio, EQ/Quality Bond PLUS Portfolio, EQ/Bond Index Portfolio, EQ/Large Cap Value Index Portfolio and EQ/Mid Cap Index Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ James E. Ross
	Steven M. Joenk		James E. Ross
	Senior Vice President		President

APPENDIX B

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio or Allocated Portion of a Portfolio	Annual Advisory Fee Rate
EQ/Large Cap Growth PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million.

EQ/Large Cap Core PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $150 million; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $150 million.

EQ/International Core PLUS Portfolio*	0.04% of the Index Allocated Portion’s average daily net assets up to and including $100 million; 0.03% of the Index Allocated Portion’s average daily net assets in excess of $100 million up to and including $600 million; 0.0275% of the Index Allocated Portion’s average daily net assets in excess of $600 million.

EQ/Mid Cap Value PLUS Portfolio*	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Quality Bond PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets up to and including $2 billion; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $2 billion.

EQ/Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Large Cap Value Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Mid Cap Index Portfolio	.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Intermediate Government Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Core Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion

*	Fees to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Index Allocated Portion.”